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                                                                    EXHIBIT 99.1


                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

                               CONTACT: PHILIP R. ALBRIGHT AT (813) 961-7494 OR
                                                   JANEY LOYD AT (203) 324-4445


              LAI WARD HOWELL ADOPTS STOCKHOLDER RIGHTS AGREEMENT

      NEW YORK, November 6, 1998: LAI Ward Howell (Nasdaq: LAIX) today announced that its Board of Directors has adopted a stockholder rights plan and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock of the Company.

      "We believe this plan is a prudent step in protecting the long-term interests of LAI Ward Howell stockholders," said Robert L. Pearson, Chairman and CEO. "Similar to plans adopted by many U.S. public companies, this plan does not prevent a takeover; however, it does seek to ensure that all stockholders will receive fair and equitable treatment in the event of an unsolicited attempt to acquire the Company. The adoption of this plan is not in response to any pending takeover threat. It is merely a precaution taken to guard against partial tender offers, open market accumulations and other abusive tactics pursuant to which a third party might gain control of the Company without providing adequate value to our stockholders."

      The issuance of the Rights does not in any way affect the Company's business plans. The issuance of the Rights has no dilutive effect on the number of common shares outstanding, will not affect reported earnings per share and will not change the manner in which LAI Ward Howell common stock is currently traded.

      Under terms of the plan, the non-taxable dividend distribution of the Rights will be made on November 16, 1998 to the Company's stockholders of record on that date. The Rights generally will become exercisable only if a person or group of persons acquires 20% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of persons of 20% or more of the Company's common stock.

      Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock (the "Preferred Stock"), par value $.01 per share, at a price of $50 per one one-hundredth of a share, subject to adjustment. The Preferred Stock is a new series of stock authorized in connection with the adoption of the stockholder rights plan. In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earnings power, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice the Right's exercise price. Initially, the Company will not issue certificates representing the Rights. Instead, the



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Rights will trade with and as part of the Company's common stock until such time, if ever, the Rights become exercisable upon certain triggering events.

      The plan also includes an exchange option. Generally, after the Rights become exercisable, the Board of Directors may, at its option, exchange part or all of the Rights for shares of the Company's common stock. Under this option, the Company would issue one share of common stock for each outstanding Right. This exchange would not apply to shares held by the person or group whose actions trigger the exercisability of the Rights. Also, at the option of the Board of Directors, the Company may redeem all Rights for $.01 per Right at any time prior to the time the Rights become exercisable.

      The description and terms of the Rights are set forth in a Stockholder Rights Agreement dated as of November 6, 1998 between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent. The Rights are scheduled to expire on November 15, 2008, unless earlier redeemed, exchanged or amended by the Board of Directors.

COMPANY BACKGROUND

      LAI Ward Howell is one of the largest and fastest growing providers of executive recruiting services, offering its services exclusively on a retained basis. To help its clients meet the demands of a changing workforce in the markets it serves, LAI Ward Howell identifies, evaluates and recommends qualified candidates for senior executive positions primarily at Fortune 500 and large private companies. LAI Ward Howell has 125 executive search consultants located in one international and 17 domestic offices.

      This news release contains certain forward-looking statements that are based on the current beliefs and expectations of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Such statements include those regarding general economic and executive search industry trends, and the Company's ability to successfully execute its operational and growth strategies. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and the Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. In addition to the factors noted above, other risks, uncertainties, assumptions and factors that could affect the Company's financial results are described in the Company's Annual Report on Form 10-K/A, filed with the SEC on June 12, 1998 and in the Company's Quarterly Report on Form 10-Q for the Quarter ended May 31, 1998, as filed with the SEC on July 15, 1998.